UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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ENCORE CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENCORE CAPITAL GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2006

To Our Stockholders:

We cordially invite you to attend the 2006 annual meeting of stockholders of Encore Capital Group, Inc. Our annual meeting will be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, on June 5, 2006, beginning at 1:00 p.m. local time. The annual meeting is being held for the following purposes:

1.	To elect eight directors, each for a term of one year;

2.	To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2006; and

3.	To transact such other business that may properly come before the meeting.

Stockholders of record at the close of business on April 14, 2006 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

We have enclosed a copy of our 2005 Annual Report on Form 10-K, which includes our audited consolidated financial statements.

Your vote is important. Whether or not you plan to attend the meeting in person, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

By Order of the Board of Directors

J. Brandon Black President and Chief Executive Officer

May 3, 2006

San Diego, California

ENCORE CAPITAL GROUP, INC.

8875 AERO DRIVE, SUITE 200

SAN DIEGO, CALIFORNIA 92123

(877) 445-4581

PROXY STATEMENT

This proxy statement relates to the 2006 annual meeting of stockholders to be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, on June 5, 2006, beginning at 1:00 p.m. local time, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by the Board of Directors of Encore Capital Group. The proxy materials relating to the annual meeting are first being mailed to stockholders entitled to vote at the meeting on or about May 3, 2006.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of eight directors and the ratification of the selection of an independent registered public accounting firm. In addition, Encore’s management will report on Encore’s progress and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 14, 2006, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

At the close of business on April 14, 2006, there were 22,775,478 outstanding shares of Encore common stock, which are entitled to cast 22,775,478 votes.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at Encore’s discretion. No admission tickets are required this year.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares on the record date will constitute a quorum, which will permit us to hold the annual meeting and conduct business. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote by proxy before the meeting?

Before the meeting, you may vote your shares in one of the following three ways:

•	By internet at www.voteproxy.com.

•	By telephone (from the United States and Canada only) at 1-800-PROXIES (1-800-776-9437).

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Please use only one of the three ways to vote.

Please refer to the proxy card for further instructions on voting via the internet and by telephone.

Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), your ability to vote those shares by telephone or via the internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

May I vote my shares in person at the meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?

You may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of Encore a notice of revocation; or

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named on the proxy card will vote in accordance with the recommendations of our Board of Directors. The Board’s recommendations are set forth together with a description of each item requiring a vote in this proxy statement. In summary, the Board recommends a vote FOR election of the nominated slate of directors and FOR the ratification of the selection of an independent registered public accounting firm.

With respect to any other matter that properly comes before the meeting, the proxyholders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The eight nominees who receive the most votes will be elected to our Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each other item the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a vote against a proposal.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I exercise rights of appraisal or other dissenters’ rights?

Under Delaware law, holders of our voting stock are not entitled to demand appraisal of their shares or exercise similar rights of dissenters as a result of the approval of any of the proposals to be presented at the annual meeting.

Who pays for the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, our officers, directors and regular employees may solicit proxies in person, by telephone or by facsimile, none of whom will receive additional compensation for those services.

Election of Directors

(Proposal No. 1)

General

You will elect a board consisting of eight directors at the annual meeting. All of the nominees named below are presently Encore directors. One of our current directors, Nelson Peltz, has decided not to stand for re-election. The Board of Directors and the Nominating Committee have not nominated a candidate to fill the vacancy at this time.

In the event that any nominee named below is unable or declines to serve as a director, the Board of Directors may reduce the size of the board or may designate an alternate nominee to fill the vacancy. If a substitute nominee is named, the proxyholders will vote the proxies held by them for the election of such person, unless contrary instructions are given. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his or her successor has been elected and qualified.

Vote Required

If a quorum is present and voting, the eight nominees receiving the highest number of votes will be elected to the Board of Directors.

The Board of Directors recommends a vote FOR election of each of the director nominees.

Nominees

The names of the nominees, and certain information about them are set forth below:

Name of Nominee	Age	Title
Barry R. Barkley	62	Director
J. Brandon Black	38	Director, President and Chief Executive Officer
Raymond Fleming	50	Director
Carl C. Gregory, III	61	Director
Eric D. Kogan	42	Director
Alexander Lemond	31	Director
Richard A. Mandell	63	Chairman of the Board of Directors
Peter W. May	63	Director

BARRY R. BARKLEY. Mr. Barkley has served as a director since May 2005 and previously served as Executive Vice President and Chief Financial Officer from May 2000 until May 2005. From March 1998 until joining Encore, Mr. Barkley was the Chief Financial Officer of West Capital Financial Services Corp. In October 1995, Mr. Barkley joined Great Western Financial Corporation as the Corporate Controller reporting to the Vice Chairman. From August 1990 to September 1995, Mr. Barkley was with Banc One Corporation, first as Chief Financial Officer and as a member of the Board of Directors of Bank One, Texas, N.A. and from January 1994, as Executive Director, Corporate Reengineering. Prior to August 1990, Mr. Barkley held a variety of financial positions with Bank of New England Corporation, NBD Bancorporation and KPMG Peat Marwick. Mr. Barkley received a bachelor’s degree from Purdue University in 1966 and received an MBA from Indiana University in 1970.

J. BRANDON BLACK. Mr. Black joined Encore in May 2000, and has served as our President and Chief Executive Officer since October 2005. Mr. Black also served as our President and Chief Operating Officer from October 2004 to October 2005, and as Executive Vice President and Chief Operating Officer from May 2000 to October 2004. From March 1998 until joining Encore, Mr. Black was the Senior Vice President of Operations for

West Capital Financial Services Corp. Prior to joining West Capital, Mr. Black worked for First Data Resources during the period of September 1997 through April 1998 and for Capital One Financial Corporation from June 1989 until August 1997. Mr. Black received a bachelor’s degree from the College of William and Mary in 1989 and an MBA from the University of Richmond in 1996.

RAYMOND FLEMING. Mr. Fleming has served as a director of Encore since June 2001. Since August 1999, Mr. Fleming has been the Treasurer of Consolidated Press Holdings Limited, an affiliate of Encore’s largest stockholder. From May 1997 to August 1999, Mr. Fleming was a banker with BT Australia Ltd., an investment banking firm. Prior to that, Mr. Fleming had worked within the Australian banking industry since 1982. Mr. Fleming holds a Bachelor of Economics degree from the University of Sydney and is a Fellow of the Australian Institute of Chartered Accountants.

CARL C. GREGORY, III. Mr. Gregory has served as a director of Encore since May 2000 and as Vice Chairman from October 2004 to May 2006. From October 2004 until September 2005, Mr. Gregory also served as Vice Chairman and Chief Executive Officer and previously served as President and Chief Executive Officer from May 2000 to October 2004. Mr. Gregory received his undergraduate degree in Accounting from Southern Methodist University and an MBA from the University of Southern California.

ERIC D. KOGAN. Mr. Kogan has served as a director of Encore since February 1998 and previously served as Chairman of the Board of Directors from February 1998 until October 2004. Since April 2002, Mr. Kogan has been a Partner of Clarion Capital Partners, a private equity firm based in New York. From April 1993 to April 2002, Mr. Kogan was an officer of Triarc Companies, Inc., a holding company and, through its subsidiaries, the franchisor of the Arby’s restaurant system (“Triarc”), and certain of its subsidiaries, most recently serving as Triarc’s Executive Vice President of Corporate Development. Prior thereto, Mr. Kogan was Vice President Corporate Development of Trian Group, Limited Partnership (“Trian Group”), which provided investment banking and management services for entities affiliated with Mr. Peltz and Mr. May, from September 1991 to April 1993. Mr. Kogan received his undergraduate degree from the Wharton School of the University of Pennsylvania and an MBA from the University of Chicago.

ALEXANDER LEMOND. Mr. Lemond has served as a director of Encore since October 2002. He is a managing member of Grove Capital LLC, an investment firm. Mr. Lemond also serves as a member of the board of directors of several private companies, including Friedman’s Inc., a jewelry retail business, where he is chairman of the board of directors, chairman of the nominating committee, and a member of the audit and compensation committees; PetroEdge Resources, LLC, an oil and gas exploration and production company; and R.A.B. Holdings, Inc., a holding company for consumer products and distribution businesses. From December 1997 to December 2004, Mr. Lemond was employed by Triarc, most recently serving as Vice President, Corporate Development from November 2000 to December 2004. Prior to that, he was an analyst in the mergers and acquisitions group at Salomon Smith Barney from July 1996 to December 1997. He also serves as a director of the New York Centurion Foundation, which is dedicated to supporting the law enforcement community, with special emphasis on the New York Police Department. Mr. Lemond holds a BSE degree from the Wharton School of the University of Pennsylvania.

RICHARD A. MANDELL. Mr. Mandell has served as the Chairman of our Board of Directors since October 2004 and has served as a director of the Company since June 2001. He is currently a private investor and financial consultant. Mr. Mandell was a Vice President—Private Investments of Clariden Asset Management (NY) Inc., a subsidiary of Clariden Bank, a private Swiss bank, from January 1996 until February 1998. From 1982 until June 1995, Mr. Mandell served as a Managing Director of Prudential Securities Incorporated, an investment banking firm. He also serves as a director of Sbarro, Inc. and The Smith & Wollensky Restaurant Group, Inc. Mr. Mandell holds a BSE degree from the Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

PETER W. MAY. Mr. May has served as a director of Encore since February 1998. Mr. May has been a director and the President and Chief Operating Officer of Triarc since April 1993. Since April 1993, he also has been a director or manager and officer of certain of Triarc’s subsidiaries. Additionally, Mr. May has been President and a founding partner of Trian Fund Management, L.P. (“Trian Fund Management”), a management company for various investment funds and accounts, since November 2005. From its formation in January 1989 to April 1993, he was President and Chief Operating Officer of the Trian Group, which provided investment banking and management services for entities controlled by Mr. Peltz and Mr. May. Mr. May was President and Chief Operating Officer and a director of Triangle Industries, Inc. (“Triangle”), which, through wholly-owned subsidiaries, was, at that time, a manufacturer of packaging products, copper electrical wire and cable and steel conduit and currency and coin handling products, from 1983 until December 1988. Mr. May holds BA and MBA degrees from the University of Chicago.

How are directors compensated?

Messrs. Barkley, Kogan, Lemond and Mandell each receive a $25,000 annual retainer fee and a $1,000 per meeting fee for attendance at Board or committee meetings. Mr. Gregory also will receive the $25,000 annual retainer fee and a $1,000 per meeting fee upon the expiration of his employment agreement on May 3, 2006 if he is re-elected to the board of directors. As compensation for his service as Chairman of the Board, Mr. Mandell receives an additional $60,000 annual retainer fee. In addition, Mr. Kogan has been granted stock options to purchase an aggregate of 45,000 shares of our common stock and Mr. Mandell has been granted stock options to purchase an aggregate of 100,000 shares of our common stock. Mr. Lemond receives an additional $126,000 annually for his service as Chairman of the M&A Committee, and has been granted stock options to purchase an aggregate of 35,000 shares of our common stock. Directors who represent or are affiliated with significant stockholders receive no annual retainer fee and no per meeting fee. However, all directors are reimbursed for their out-of-pocket expenses incurred in attending Board or committee meetings. We also entered into indemnification agreements with each of our directors pursuant to which we agreed to indemnify each director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as a member of our Board of Directors or in certain other capacities.

How often did the Board meet during fiscal 2005?

The Board of Directors met nine times during 2005. Each incumbent director who is a nominee for reelection attended at least 75% of the meetings of the Board of Directors and its committees that he was eligible to attend in 2005, except for Mr. Barkley who attended less than 75% of the M&A Committee meetings.

What standing committees has the Board established?

The Board of Directors has standing Audit, Nominating and Compensation Committees. In addition, Encore has formed an M&A Committee. The current members of these Committees are as follows:

Name	Audit	Nominating	Compensation	M&A
Eric D. Kogan	X	X

Alexander Lemond	X		X	X

Peter W. May		X	X

Richard A. Mandell	X			X

Nelson Peltz			X

Raymond Fleming			X

Barry Barkley				X

Our Board of Directors has adopted written charters for the audit, nominating and compensation committees, and each of those written charters is available on our website at www.encorecapitalgroup.com. Click on “Investors,” then “Corporate Governance” and then see “Committee Charters.” Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this document.

Audit Committee. The Audit Committee is responsible for assisting the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Encore. In performing its duties, the Audit Committee appoints Encore’s independent registered public accounting firm, approves audit and non-audit fees, reviews and evaluates our financial statements, accounting principles and system of internal controls regarding finance, accounting, legal compliance and ethical behavior and considers other appropriate matters regarding our financial affairs. The Audit Committee met six times during 2005.

Compensation Committee. The Compensation Committee acts on matters relating to the compensation of directors, senior management, and key employees, including the granting of stock options and restricted stock. The Compensation Committee met three times during 2005.

Nominating Committee. The function of the Nominating Committee is to consider and recommend qualified candidates for election as directors of Encore. The Nominating Committee met once during 2005.

Prior to each annual meeting of stockholders, the Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board decides not to nominate a member for re-election, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria described below. Current members of the Nominating Committee and Board and management are polled for suggestions as to individuals meeting the applicable criteria. Research may also be performed to identify qualified individuals. Although we have never engaged third parties to assist in the identification and/or evaluation of potential nominees, we may do so in the future, in which case the third party would receive a fee for its services.

The factors that the Nominating Committee will consider in evaluating prospective director nominees include the following:

•	the appropriate size of the Board;

•	a candidate’s knowledge, skills and experience, including experience in business, finance, accounting or administration, in light of prevailing business conditions, the needs of Encore and the knowledge, skills and experience already possessed by other members of the Board;

•	whether a candidate is “independent,” as defined by applicable Nasdaq rules and whether circumstances exist that may create the appearance of a conflict of interest;

•	a candidate’s familiarity with accounting rules and practices applicable to our business;

•	a candidate’s character, integrity and reputation for working constructively with others;

•	whether a candidate has sufficient time available to devote to the duties of a director of Encore;

•	the importance of maintaining productive working relationships among the Board members and between the Board and management for the benefit of all stockholders; and

•	recognition of both the considerable benefit of continuity and the fresh perspective provided by the periodic introduction of new members.

The Nominating Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.14 of our Bylaws. There are no differences in the manner in which the Nominating Committee evaluates a candidate who is recommended by a stockholder for election to our board of directors versus a candidate who is recommended by a board member. The procedure provides that a notice relating to the nomination must be timely given in writing to the secretary of Encore prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described under “Stockholder Proposals and Nominations.” Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and contain information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder. The Nominating Committee has not received any recommended nominations from any of Encore’s stockholders in connection with the annual meeting.

M&A Committee. The M&A Committee reviews mergers and acquisition strategies with our management, and reviews, investigates, and helps analyze potential acquisition candidates. The M&A Committee will consider and help set terms and pricing for a potential acquisition, and communicate when necessary or helpful with boards or senior management of potential candidates. The M&A Committee also acts as an intermediary with our full board of directors in communicating developments regarding offers to potential acquisition candidates and the status of negotiations and acquisitions. The M&A Committee met five times during 2005.

Corporate Governance

Director Independence. The Board of Directors has determined that Messrs. Fleming, Kogan, Lemond, Mandell, May and Peltz are “independent” within the meaning of Nasdaq Rule 4200(a)(15), which constitutes a majority of the Board. The Board of Directors also has determined that each member of the Board’s Audit, Compensation and Nominating Committees is independent within the meaning of the rules of The Nasdaq Stock Market, based on the Board’s application of the standards set forth in Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3 under the Securities Exchange Act of 1934 and Nasdaq Rules 4200 and 4350.

Audit Committee Financial Expert. The Board of Directors has determined that at least one member of the Audit Committee, Mr. Mandell, is an “audit committee financial expert” as defined in Securities and Exchange Commission, or SEC, regulations and also possesses the financial sophistication and requisite experience as required under Nasdaq’s Marketplace Rule 4350.

Code of Ethics. Our Board of Directors has adopted a Code of Ethics applicable to all employees, officers and directors. A copy of the Code of Ethics is available on our website at www.encorecapitalgroup.com. Click on “Investors,” then “Corporate Governance” and then “Code of Ethics.” We may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our directors and executive officers on that website. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this document.

Communications with Directors. We have not adopted a formal process for stockholder communications with the Board; however, stockholders can contact the Board or an individual Director by writing to: Board of Directors, Encore Capital Group, Inc., 8875 Aero Drive, Suite 200, San Diego, CA 92123, Attention: Corporate Secretary. Absent unusual circumstances or as contemplated by committee charters, communications received in writing are distributed to members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Executive Sessions of Independent Directors. Independent Board members meet without management present at least twice a year following regularly scheduled Board Meetings. The Chairman, Mr. Mandell, presides over meetings of the independent directors.

Policy Regarding Directors Attendance at Annual Meetings. We encourage directors to attend our annual meeting, but we do not have a policy that requires the attendance of all directors at our annual meeting. Messrs. Barkley, Black, Fleming, Gregory, Kogan, Lemond, Mandell, May and Peltz attended the 2005 Annual Meeting in person or by conference telephone.

EXECUTIVE OFFICERS AND COMPENSATION

Our management presently consists of the persons set forth in the following table, in addition to J. Brandon Black, who is named above as a director nominee.

Name	Age	Position
George R. Brooker	42	Vice President Finance and Accounting
Ron J. Eckhardt	62	Executive Vice President and General Manager, Consumer Debt
Paul Grinberg	45	Executive Vice President and Chief Financial Officer
Robin R. Pruitt	48	Senior Vice President, General Counsel and Secretary

GEORGE R. BROOKER. Mr. Brooker has served as Vice President of Finance and Accounting since May 2005, and as Vice President and Controller from June 2002 to May 2005. From December 1999 until joining the Company, Mr. Brooker was a consultant with Visionary Solutions, LLP a management consulting firm specializing in early stage companies. From January 1997 to November 1999, he served as Vice President of Finance for Ziro Holdings Corporation, a manufacturer and distributor of home furnishings. From August 1995 to November 1996, Mr. Brooker was a financial management associate at Textron, Inc., a Fortune 500 multi-industry company. Additionally, Mr. Brooker spent several years as a CPA with Coopers & Lybrand. Mr. Brooker received a bachelor’s degree from San Diego State in 1987 and an MBA from Duke University in 1995.

RON J. ECKHARDT. Mr. Eckhardt joined Encore in July 2005 and serves as Executive Vice President and General Manager, Consumer Debt. Prior to joining Encore, Mr. Eckhardt worked in various management positions with Hewlett Packard for over 20 years, most recently serving from 1998 to 2004 as the Vice President and General Manager of the Software Services Division with Hewlett Packard Consulting & Integration. Mr. Eckhardt received his Bachelor of Science in I.E./Management Science from Northwestern University and his Masters in Science in Computer Science & Digital Systems from the University of Santa Clara.

PAUL GRINBERG. Mr. Grinberg has served as Executive Vice President and Chief Financial Officer since May 2005. From September 2004 until May 2005, he served as Senior Vice President of Finance. From May 2003 until joining Encore, Mr. Grinberg was the founder and President of Brio Consulting Group, a company that helped venture and private equity backed companies with strategy, M&A, business planning and interim CFO services. From May 2000 until April 2003, Mr. Grinberg served as Chief Financial Officer of Stellcom, Inc., a systems integration firm focused on providing mobile and wireless engineering solutions to Fortune 1000 companies. From February 1997 until April 2000, Mr. Grinberg served as Executive Vice President and Chief Financial Officer of TeleSpectrum Worldwide, Inc., a publicly traded company that provided outsourced call center solutions to Fortune 500 companies. From September 1983 until January 1997, Mr. Grinberg was employed at Deloitte & Touche LLP, where he served in several capacities, the most recent of which was as a partner in the firm’s Merger and Acquisition Services Group. Mr. Grinberg also serves as a director, Chairman of the audit committee and member of the compensation and nominating committees of Bank of Internet USA, an FDIC insured internet-only bank. Mr. Grinberg received his bachelor’s degree in accounting from Yeshiva University in 1983 and his MBA from Columbia University in 1989.

ROBIN R. PRUITT. Ms. Pruitt joined Encore in September 2001 and serves as Senior Vice President, General Counsel and Secretary. From June 2000 until joining Encore, Ms. Pruitt was Vice President and General Counsel of Mitchell International, Inc., a developer of claims estimating systems for the insurance industry. Ms. Pruitt served as a Vice President of Encore during May and June 2000, and prior to that was Vice President and General Counsel of West Capital Financial Services Corp. from November 1998 to May 2000. From May 1995 to January 1998, Ms. Pruitt served as General Counsel of ComStream Corporation, a designer and manufacturer of satellite communications equipment. Prior to that, Ms. Pruitt practiced general corporate, transactional and securities law in a variety of law firm and corporate settings in New York City and San Diego. Ms. Pruitt received a bachelor’s degree in Finance and Economics from the University of South Carolina in 1978 and a JD degree from Boston University School of Law in 1983.

EXECUTIVE COMPENSATION SUMMARY

The following table sets forth, for the fiscal years ended December 31, 2005, 2004 and 2003, the compensation we paid to our Chief Executive Officer and each of our four other most highly compensated executive officers, determined as of December 31, 2005. We refer to these individuals as the “Named Executive Officers.”

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)(4)(5)
J. Brandon Black	2005	330,310	435,000	15,459	—	300,000	3,989
President and Chief	2004	281,647	413,438	—	—	—	3,545
Executive Officer	2003	234,736	372,225	—	—	100,000	3,253

George R. Brooker	2005	143,159	92,500	—	65,570	9,900	33,540
Vice President,	2004	140,144	105,000	—	—	12,500	14,341
Finance and	2003	124,327	62,500	—	—	—	5,554
Accounting

Ron J. Eckhardt	2005	119,231	62,500	—	—	100,000	4,500
Executive Vice	2004	—	—	—	—	—	—
President and General	2003	—	—	—	—	—	—
Manager (6)

Paul Grinberg	2005	250,000	300,000	—	218,565	33,000	103,550
Executive Vice	2004	61,539	75,000	—	—	250,000	3,045
President, CFO and	2003	—	—	—	—	—	—
Treasurer (7)

Robin R. Pruitt	2005	216,914	92,820	—	109,283	16,500	39,141
Senior Vice President,	2004	215,962	120,000	—	—	12,500	22,775
General Counsel	2003	197,981	110,000	—	—	37,500	18,025
and Secretary

Carl C. Gregory, III (8)	2005	379,944	397,451	15,459	—	—	31,316
Director and Former	2004	397,754	578,813	—	—	—	91,125
President and Chief	2003	365,144	521,115	—	—	100,000	77,795
Executive Officer

Barry R. Barkley (9)	2005	140,099	—	15,459	—	—	4,568
Director and Former	2004	283,450	413,438	—	—	—	44,018
Executive Vice	2003	260,817	372,225	—	—	100,000	40,282
President and Chief Financial Officer

(1)	Includes amounts paid by Encore for legal services in connection with the negotiation of employment and transition agreements in the amount of $9,932 plus a tax gross up in the amount of $5,527, for each of Messrs. Barkley, Black and Gregory.
(2)

The amounts in this column for 2005 include performance-based restricted stock units (RSUs) granted on November 1, 2005. The value of the RSUs is based on the closing market price on the Nasdaq Stock Market of Encore’s stock on the date of grant ($16.19 per share). The RSUs vest as follows: if Encore achieves a stated earnings per share target for calendar year 2006 or 2007, 50% of the shares will vest on the date of announcement of earnings for such year and 50% will vest one year later; if Encore does not achieve the stated earnings per share target for calendar year 2006 or 2007 but achieves the stated earnings per share target for calendar year 2008, 2009, or 2010, all of the shares will vest on the date of announcement of earnings for such year; and if Encore does not reach the earnings per share target by calendar year 2010, then 50% of the shares vest on the date of announcement of earnings for such year, and the remaining 50% will be forfeited. The aggregate holdings and market value of RSUs held on December 31, 2005 by the individuals listed in this table, based on a closing price of $17.35 per share on December 30, 2005 on the Nasdaq Stock Market, were: Mr. Grinberg, 13,500 shares ($234,225); Ms. Pruitt, 6,750 shares ($117,113); and Mr. Brooker, 4,050 shares ($70,268). Dividends are not paid on the RSUs.

(3)	For 2005, includes matching contributions to our 401(k) plan and term life insurance premiums, respectively, in the following amounts: Mr. Black, $3,500 and $118; Mr. Grinberg, $3,500 and $50; Ms. Pruitt, $3,500 and $146; Mr. Brooker, $3,500 and $40; Mr. Eckhardt, $4,500 and $0; Mr. Gregory, $4,500 and $0; and Mr. Barkley, $3,500 and $1,068. Also includes $100,000 for Mr. Grinberg, $30,000 for Mr. Brooker, and $35,000 for Ms. Pruitt for contributions to our non-qualified deferred compensation plan. Also includes $26,816 for Mr. Gregory in health insurance premiums. Also includes the economic benefit of split dollar life insurance premiums in the amounts of $371 for Mr. Black and $495 for Ms. Pruitt.
(4)	For 2004, includes matching contributions to our 401(k) plan and term life insurance premiums. Also includes matching contributions to our non-qualified deferred compensation plan in the following amounts: Ms. Pruitt, $19,500, Mr. Brooker, $10,945, Mr. Gregory, $65,139 and Mr. Barkley, $40,473. Also includes for Mr. Gregory, health insurance premiums in the amount of $21,838.
(5)	For 2003, includes matching contributions to our 401(k) plan and term life insurance premiums. Also includes matching contributions to our non-qualified deferred compensation plan in the following amounts: Ms. Pruitt, $14,813, Mr. Brooker, $2,419, Mr. Gregory, $65,625 and Mr. Barkley, $37,000. Also includes for Mr. Gregory, health insurance premiums in the amount of $8,537.
(6)	Mr. Eckhardt joined Encore in July 2005.
(7)	Mr. Grinberg joined Encore in September 2004, and was named Chief Financial Officer effective May 3, 2005.
(8)	Mr. Gregory served as President and Chief Executive Officer through September 30, 2005.
(9)	Mr. Barkley served as Executive Vice President and Chief Financial Officer until May 3, 2005.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning grants of stock options to each of the Named Executive Officers during the year ended December 31, 2005. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or “option spreads” that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent Encore’s estimate or projection of future common stock prices, and we cannot assure you that any appreciation will occur or that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

Individual Grants
Name	Number of Securities Underlying Option/SARs Granted (#)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
J. Brandon Black	300,000	32.3	15.42	5/3/2015	2,909,267	7,372,653
George R. Brooker	9,900	1.1	16.19	11/1/2015	100,800	255,447
Ron J. Eckhardt	100,000	10.8	18.02	8/2/2015	1,133,268	2,871,924
Paul Grinberg	33,000	3.6	16.19	11/1/2015	336,000	851,489
Robin R. Pruitt	16,500	1.8	16.19	11/1/2015	168,000	425,744
Carl C. Gregory, III	—	—	—	—	—	—
Barry R. Barkley	—	—	—	—	—	—

(1)	The per share exercise price of all options granted is the fair market value of our common stock on the date they are granted. Options have a term of 10 years and generally become exercisable in three to five equal annual installments commencing one year after the date of grant. The options will become fully vested and exercisable upon a change of control.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTIONS

The following table sets forth information concerning option exercises and option holdings for 2005 with respect to the Named Executive Officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
J. Brandon Black	0	0	204,445	438,888	$2,376,704	$2,917,874
George R. Brooker	0	0	20,833	18,233	285,406	21,317
Ron J. Eckhardt	0	0	0	100,000	0	0
Paul Grinberg	0	0	50,000	233,000	0	38,280
Robin R. Pruitt	25,998	462,226	78,169	37,333	1,207,350	229,598
Carl C. Gregory, III	10,000	133,600	269,167	104,166	3,451,922	1,754,155
Barry R. Barkley	133,333	1,387,665	120,834	104,166	1,835,508	1,754,155

(1)	Values are based on a closing price of $17.35 per share on December 30, 2005 on the Nasdaq Stock Market, less the per share exercise price. The options may never be exercised and the value, if any, will depend on the actual share price at the time of exercise.

EMPLOYMENT AGREEMENTS AND RELATED MATTERS

Employment and Severance Agreements. On June 13, 2005, pursuant to the previously announced management succession plan approved by the Board of Directors, the Compensation Committee approved revised employment agreements with J. Brandon Black, our President and Chief Executive Officer, and Carl C. Gregory, III, Vice Chairman of Encore’s Board of Directors and our former Chief Executive Officer, and a Transition Agreement with Barry R. Barkley, who retired from the positions of Executive Vice President and Chief Financial Officer upon his election to the Board of Directors at the 2005 annual meeting of stockholders held on May 3, 2005.

Mr. Black’s agreement provides for a three year term, with automatic one-year renewals. The agreement provides for annual base compensation of $385,000, plus an annual cash bonus equal to 50% of base salary and eligibility to receive an additional annual bonus of up to 50% of his base salary. The discretionary bonus payable is determined by the Compensation Committee in its discretion, based upon his performance as evaluated by the Board and based upon company and individual performance relative to objectives agreed to in advance. The agreement provides for payments of base salary for the longer of the then remaining effective term of the agreement or eighteen months, plus pro rated bonus in the event of termination without “cause,” and a lump sum payment equal to one and a half years’ base salary plus 150% of the average annual bonuses over the preceding three years following a “control event,” as those terms are defined in the agreement.

Mr. Gregory’s agreement provides for annual base compensation of $397,451 through May 3, 2006 for his service as Vice Chairman, plus eligibility to receive an annual cash bonus with a target amount of 100% of his base salary. The actual bonus payable is determined by the Compensation Committee in its discretion, based upon company and individual performance relative to objectives agreed to in advance. Following his period of service as Vice Chairman, Mr. Gregory will receive the annual retainer and meeting fees previously approved as payment for the services of non-employee directors who do not represent and are not affiliated with significant stockholders. The annual retainer and meeting fees currently are $25,000 per year plus $1,000 per board or committee meeting attended.

Mr. Barkley’s transition agreement states that Mr. Barkley will receive the annual retainer and meeting fees previously approved as payment for the services of non-employee directors who do not represent and are not affiliated with significant stockholders.

In September 2004, the Company entered into an agreement with Mr. Grinberg that provides for severance payments of up to twelve months’ base salary in the event of termination for “cause,” due to death or disability or following a “change of control” or upon resignation for “good reason,” as those terms are defined in the agreement. Effective July 5, 2005, Ron Eckhardt joined Encore in the newly created position of Executive Vice President and General Manager. Mr. Eckhardt is responsible for all facets of our traditional debt collection business, from portfolio acquisitions through the collection process. We also entered into a severance agreement with Mr. Eckhardt. Pursuant to the severance agreement, we are required to pay to Mr. Eckhardt an amount not to exceed twelve months’ salary, depending on his length of tenure with Encore, in the event we terminate his employment without “cause,” as defined in the severance agreement.

Performance-Based Bonuses. We maintain a cash bonus plan for individuals, including executive officers, who are deemed key to our performance. The amounts of such bonuses are based on our financial performance, quantifiable individual performance and an evaluation of each eligible individual’s contribution.

1999 Equity Participation Plan. The Board of Directors adopted the 1999 Equity Participation Plan (the “1999 Plan”), as a part of our ongoing program to provide senior management with incentives linked to corporate performance. The plan was designed to provide senior management and key employees with stock based incentives which are intended to provide competitive long-term incentive opportunities and tie executive long-term financial gain to increases in our stock price.

The 1999 Plan terminated when our stockholders approved the 2005 Plan at the 2005 annual meeting of stockholders, and we therefore cannot grant any additional awards under the 1999 Plan. However, the terms of the 1999 Plan will continue to govern the options granted under the 1999 Plan prior to their exercise or termination.

An aggregate of 3,300,000 shares of our common stock were available for awards under the 1999 Plan, of which 332,498 remained available upon its termination and became available for grant under the 2005 Stock Incentive Plan (the “2005 Plan”), when our stockholders approved the 2005 Plan at the 2005 annual meeting of stockholders. Shares subject to an option under the 1999 Plan that terminate or expire without being exercised will again be made available for grant under the 2005 Plan.

2005 Stock Incentive Plan. On March 30, 2005, our Board of Directors adopted the “Encore Capital Group, Inc. 2005 Stock Incentive Plan.” The 2005 Plan was effective as of the date approved by the Board and was approved by our stockholders at the 2005 annual meeting held in May 2005. The purpose of the 2005 Plan is to promote the success, and enhance the value, of Encore by linking the personal interest of participants to those of our stockholders and by providing participants with an incentive for outstanding performance. The 2005 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance shares, and performance-based awards to eligible individuals. Eligible individuals include Board members, employees, officers, and executives of, and consultants and advisors to, Encore. An aggregate of 1,500,000 shares of our common stock were available for awards under the 2005 Plan, plus 332,498 ungranted shares of our common stock that were available for future awards under the 1999 Plan as of the date of adoption of the 2005 Plan. 1,033,293 shares of our common stock remain available as of April 1, 2006 for awards under the 2005 Plan. Shares subject to an option granted under either the 1999 Plan or the 2005 Plan that terminates or expires without being exercised are again made available for grant under the 2005 Plan.

The Compensation Committee of the Board of Directors administers the 2005 Plan. No member of the Board or the Compensation Committee is liable for any action or determination made in good faith with respect to the plan or any option granted under the plan. We pay all of the expenses of administering the 2005 Plan. The 2005 Plan is not subject to the Employment Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code (the “Code”).

401(k) Plan. We maintain a 401(k) Salary Deferral Plan under which eligible employees voluntarily may contribute up to a maximum percentage of compensation, subject to Internal Revenue Code limitations. Encore may match a percentage of employee contributions. During 2005, we matched 25% of employee contributions, which matching contribution vests 30% a year for the first two years and the remaining 40% at the end of the third year.

Deferred Compensation Plan. Effective March 1, 2002, we adopted a non-qualified deferred compensation plan for our senior management. This plan permits deferral of a portion of compensation until a specified period of time. The use of plan assets is legally restricted to distributions to participants or creditors in the event of bankruptcy. We may match a percentage of employee contributions at our discretion. During 2005, in lieu of matching contributions, we made contributions to Encore’s nonqualified deferred compensation plan on behalf of certain of our executive officers and key employees. Subject to the recipient’s continued employment and continued satisfactory performance, the contributions vest as follows: 30% vests after one year, 30% vests after two years, and the remaining 40% vests after three years.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Encore’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The members of the Compensation Committee are not employees of Encore. The Compensation Committee determines the compensation of Encore’s executive officers and administers Encore’s stock option plans.

Overview. Incentive compensation arrangements are the cornerstone of the Compensation Committee’s executive compensation policies. Encore’s compensation philosophy is to establish and maintain compensation plans, including base salaries, bonus plans and equity-based compensation plans, that will attract and retain qualified executive officers and key employees necessary for the continued successful operation and growth of Encore and ensure that management is rewarded appropriately for its contributions to Encore’s growth and profitability in alignment with Encore’s objectives and stockholder interests.

During 2005, management retained Tecony Associates, an independent compensation consultant, to review the long-term incentive compensation strategy for Encore’s executives. After presenting a draft proposal to the Compensation Committee, the Compensation Committee retained Ernst & Young LLP as its own independent third-party compensation consultant in order to validate the benchmarking of long-term incentive compensation provided by management’s independent consultant, and to assist the Compensation Committee in creating its own long-term incentive compensation policy.

Encore’s executive compensation package consists of three components: base salary and related benefits; annual cash bonus incentives; and stock-based compensation incentives. The Compensation Committee reviews each of these components in developing incentive compensation packages for Encore’s executive officers. The Compensation Committee strives to develop compensation packages for Encore’s executive officers that encourage superior individual and company-wide performance, serve to retain those executive officers that perform well, and lead to increased stockholder value. Each component of Encore’s executive compensation package is discussed below.

Base Salary and Benefits. The first component of Encore’s executive compensation package is base salary and benefits. Encore’s philosophy is to pay base salaries that are commensurate with the executive’s experience and expertise, taking into account competitive market data for executives with similar backgrounds, experience and expertise. The factors considered by the Compensation Committee in making its evaluation and determination regarding the appropriateness of base salary include an assessment of each executive officer’s contribution to Encore; the responsibilities and experience of each executive officer; competitive market data, individual performance, and other relevant information regarding base salary structures; the terms of any applicable employment agreements; the detriment to Encore should the executive leave Encore’s employ; and recommendations of senior management. Ultimately, each executive officer receives a base salary and benefits based on his or her responsibilities, experience, and the Compensation Committee’s assessment of his or her contribution to Encore. The Compensation Committee reviews each executive officer’s base salary and benefits from time to time as it deems appropriate.

Annual Incentive Bonuses. The second component of Encore’s executive compensation package is an annual incentive bonus. Officer bonuses under Encore’s annual performance-based cash incentive plan are computed using a sliding scale based upon achievement of Encore’s targeted operating measures, quantifiable individual performance and the Compensation Committee’s evaluation of each officer’s contribution. The factors the Compensation Committee may consider in making its evaluation and determination regarding the appropriateness of providing for, and making payments to the executive officers and key employees under, any bonus plan include corporate performance against targeted operating measures; performance and payment criteria specified in any applicable bonus plan; quantifiable individual performance and the Compensation Committee’s evaluation of each officer’s contribution, taking into account the recommendations of the CEO. In addition, where appropriate, Encore may pay discretionary bonuses to certain executives. Bonuses paid to the Named Executive Officers for the year ended December 31, 2005 are shown in the Executive Compensation Summary above, and take into account the fact that Encore met the 2005 targets for earnings per share, operating cost per dollar collected, and gross collections less expense and capital expenditures.

Stock-Based Compensation Incentives. The third component of Encore’s executive compensation package is stock-based compensation incentives, traditionally non-qualified stock options. Stock options granted to the executive officers and key employees typically vest over a three- or five- year period.

The Compensation Committee periodically considers grants of options to Encore’s executive officers and key employees to more closely align the interests of Encore’s executive officers and key employees with the long-term interests of Encore and its stockholders. In considering stock option awards, the Compensation Committee considers issues of employee retention, taking into account the recipients’ compensation packages, responsibilities and performance, Encore’s performance, future corporate initiatives, the exercise price of options to be awarded and prior option grants.

On November 1, 2005, the Compensation Committee approved a long-term incentive program to make annual grants of performance-based restricted stock units and/or non-qualified stock options under Encore’s 2005 Stock Incentive Plan to executive officers and other eligible employees. The aggregate value of the annual grants will be based on a stated percentage of the average compensation of the grade level of the person receiving the award. The target award percentage for eligible recipients, grouped by management seniority, will be determined by the Compensation Committee based upon competitive market data. The performance targets for the performance-based restricted stock units, and the vesting schedules for both the performance-based restricted stock units and the stock options, also will be determined by the Compensation Committee. The Compensation Committee will select performance targets and vesting schedules designed to best incentivize excellent long-term performance of participants and encourage retention of key personnel.

In order to avoid the imposition of additional income tax and penalties created as a result of changes to the Internal Revenue Code, the Compensation Committee approved the amendment of existing options held by several directors and our Chief Executive Officer as permitted by IRS regulations and interpretative guidance. The Compensation Committee approved an amendment to existing option agreements dated as of October 29, 2003 for each of Eric Kogan, a member of our board of directors, Carl C. Gregory, III, our former Chief Executive Officer and Vice Chairman, and J. Brandon Black, our current Chief Executive Officer. The options were non-qualified stock options granted under our 1999 Equity Participation Plan. The amendment changes the exercise price of that portion of each optionee’s option that vested in 2005 from $11.00 to $12.01, which was the fair market value of our common stock on the date that the options were granted. The number of shares of our common stock underlying the portion of the options that vested in 2005 was 8,333 for Mr. Kogan, 33,333 for Mr. Gregory, and 33,333 for Mr. Black. The Compensation Committee also approved the payment to each of Messrs. Kogan, Gregory and Black of the amount of compensation equal to the loss suffered as a result of the amendment to the option agreements. The amount of the payments approved were $8,416 to Mr. Kogan, $33,666 to Mr. Gregory, and $33,666 to Mr. Black.

Compensation of Chief Executive Officer. Pursuant to a management succession plan adopted by the board of directors in March 2005, effective October 1, 2005, J. Brandon Black succeeded Carl C. Gregory, III to become Encore’s Chief Executive Officer. Mr. Black had served as Encore’s President and Chief Operating Officer since October 2004, and continues to serve as President. Mr. Black previously served as Executive Vice President and Chief Operating Officer from May 2000 to October 2004. Pursuant to the management succession plan, Mr. Gregory served as Encore’s Vice Chairman through May 3, 2006. Pursuant to the management succession plan, the Compensation Committee approved revised employment agreements with Messrs. Black and Gregory. The agreements with Messrs. Black and Gregory are described in “Employment Agreements and Related Matters” above. The agreements resulted from arms-length negotiation between the Compensation Committee, represented by Mr. May, and each of Mr. Black and Mr. Gregory. The Compensation Committee believes that the compensation provisions contained in the agreements were necessary to secure each of Mr. Black’s and Mr. Gregory’s continued employment with Encore and are in the best interests of Encore and its stockholders.

Because Encore recommended that Messrs. Black and Gregory obtain independent legal advice in the process of negotiating their contracts, the Compensation Committee approved the payment of an aggregate of $29,798 to a law firm for legal fees incurred by Messrs. Gregory and Black to obtain such advice, together with legal fees incurred by Encore’s former chief financial officer for negotiations regarding a transition agreement. The Compensation Committee also authorized the payment of $5,527 to each of Mr. Black and Mr. Gregory as compensation for the additional federal and state income taxes payable as a result of Encore’s payment of the legal fees on their behalf. Mr. Black’s current base salary is $385,000 per year. On March 14, 2006, Mr. Black was paid a bonus of $435,000 pursuant to Encore’s performance based incentive plan. Mr. Gregory’s base salary is $397,451 per year through May 3, 2006, the expiration date of his contract and service as Vice Chairman. On March 14, 2006, Mr. Gregory was paid a bonus of $397,451 pursuant to Encore’s performance based incentive plan.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly-held corporations to $1 million for each executive officer named in this proxy statement. The $1 million limitation generally does not apply to compensation that is considered performance-based. Non-performance-based compensation paid to Encore’s executive officers for the 2005 fiscal year did not exceed the $1 million limit per employee. Encore believes that its compensation policy satisfies Section 162(m). As a result, Encore believes that the compensation paid under this policy is not subject to limits of deductibility, though we cannot assure you that the Internal Revenue Service would reach the same conclusion. Though the Compensation Committee does not currently anticipate any restrictions on the future deductibility of compensation for Encore’s officers, it will not necessarily limit executive compensation to that deductible under Section 162(m).

Peter W. May, Chairman

Raymond Fleming

Alexander Lemond

Nelson Peltz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our compensation committee members and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity, and no interlocking relationship existed in fiscal 2005.

STOCK PRICE PERFORMANCE GRAPH

The following graph compares the total cumulative stockholder return on Encore’s common stock for the period December 31, 2000 through December 31, 2005 with the cumulative total return of (a) the Nasdaq Index and (b) Asset Acceptance Capital Corp. (following its initial public offering in January 2004), Asta Funding, Inc. and Portfolio Recovery Associates, Inc. (following its initial public offering in September 2002), which we believe are comparable companies.

The comparison assumes that $100 was invested on December 31, 2000 in our common stock and in each of the comparison indices.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
ENCORE CAPITAL GROUP, INC.	100.00	78.79	333.33	4575.76	7206.06	5257.58
NASDAQ STOCK MARKET (U.S.)	100.00	79.08	55.95	83.35	90.64	92.73
PEER GROUP	100.00	328.86	226.59	389.36	608.05	653.03

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Public Offering

During January 2005 certain selling stockholders sold 3,084,574 shares of common stock in an underwritten public offering. Pursuant to registration rights previously granted to such parties, we bore certain customary costs related to the offering on behalf of the selling stockholders. Among the selling stockholders were Mr. Barkley, our chief financial officer at the time and now a director of Encore; Mr. Kogan, a director of Encore; entities affiliated with Messrs. May and Peltz, directors of Encore; C. P. International Investments Limited, an affiliate of the employer of Raymond Fleming, a director of Encore; Madison West Associates Corp., an affiliate of Triarc and of Messrs. May and Peltz; and Edward P. Garden, a current officer and director of Triarc and the son-in-law of Mr. Peltz. Total offering expenses paid on behalf of the selling stockholders were approximately $500,000.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 1, 2006, by: (i) each director and director nominee of Encore; (ii) the Named Executive Officers; (iii) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock; and (iv) all executive officers and directors as a group. Calculations of beneficial ownership are based on 22,775,478 shares of our common stock outstanding on April 1, 2006.

Unless otherwise indicated, the address of each of the listed stockholders is 8875 Aero Drive, Suite 200, San Diego, California 92123. Unless otherwise indicated in a footnote, the number of shares includes shares of common stock owned of record by such person’s minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition.

Name & Address of Beneficial Owner	Number of shares of common stock beneficially owned(1)	Percentage of common stock beneficially owned
Consolidated Press International Holdings Limited (2) 54-58 Park Street, Sydney NSW 2000, Australia	3,563,805	15.7%

Nelson Peltz (3) c/o Triarc Companies, Inc. 280 Park Avenue New York, NY 10017	1,965,160	8.6%

Frank DeSantis (4) c/o Copper Beech Capital Advisors LLC 540 Madison Avenue 33rd Floor New York, New York	1,951,327	8.6%

Schroder Investment Management North America Inc.(5) 875 Third Avenue, 22nd Floor New York, NY 10022	1,450,000	6.4%

CNH CA Master Account, L.P. (6) Residence Two Greenwich Plaza 3rd Floor Greenwich, CT 06830	1,216,515	5.1%

Peter W. May (7) c/o Triarc Companies, Inc. 280 Park Avenue New York, NY 10017	992,156	4.4%

Triarc Companies, Inc. (8) 280 Park Avenue New York, NY 10017	977,156	4.3%

Madison West Associates Corp. (9) c/o Triarc Companies, Inc. 280 Park Avenue New York, NY 10017	875,881	3.9%

Carl C. Gregory, III (10)	483,433	2.1%

Name & Address of Beneficial Owner	Number of shares of common stock beneficially owned(1)	Percentage of common stock beneficially owned

Eric D. Kogan (11) c/o Clarion Capital Partners LLC 110 East 59th Street New York, NY 10022	136,090	*

Alexander Lemond	11,896	*

Barry R. Barkley (12)	243,616	1.1%

J. Brandon Black (13)	373,889	1.6%

Robin R. Pruitt (14)	74,838	*

Richard Mandell (15)	46,667	*

Paul Grinberg (16)	50,000	*

George R. Brooker (17)	25,000	*

Ron Eckhardt	0	*

Raymond Fleming	0	*

All directors and executive officers of the Company as a group (13 persons) (18)	2,448,433	10.2%

*	Less than one percent.
(1)	The numbers and percentages shown include the shares of common stock actually beneficially owned as of April 1, 2006, and the shares of our common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 1, 2006, upon the exercise of options or warrants or the conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(2)	According to a Form 4 filed March 27, 2006, and Amendment No. 9 to Schedule 13D filed on January 25, 2005 by Consolidated Press International Holdings Limited (“CPIHL”) and C. P. International Investments Limited (“CPII”), each of CPII and CPIHL may be deemed the beneficial owners of these shares. The shares reported are directly owned by CPII, and CPII has sole voting and dispositive power with respect to such shares. CPIHL may be deemed to have beneficial ownership by virtue of its ownership of 100% of the capital stock of CPII.
(3)	According to Amendment No. 11 to Schedule 13D filed on March 21, 2006 by Madison West Associates Corp. (“Madison West”), Triarc Companies, Inc. (“Triarc”), Nelson Peltz, Peter W. May and Neale M. Albert, Mr. Peltz may be deemed to beneficially own 944,369 shares directly owned by the Peltz Family Limited Partnership (“Peltz LP”). As a result of a voting agreement, Mr. Peltz and Mr. May may be deemed to beneficially own, in the aggregate, approximately 45.1% of the voting power of the outstanding Class A common stock and Class B common stock of Triarc, and thus Mr. Peltz shares voting and dispositive power with Triarc and Mr. May over the 977,156 shares of common stock beneficially owned by Triarc (see footnote (8) below). As a result, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934 (“Rule 13d-3”), Mr. Peltz may be deemed the indirect beneficial owner of (i) the 944,369 shares of common stock directly owned by the Peltz LP, (ii) 43,635 shares directly owned by the Peltz Family Foundation, and (iii) the 977,156 shares of common stock beneficially owned by Triarc, which would, in the aggregate, constitute approximately 8.6% of Encore’s outstanding shares of common stock. Mr. Peltz disclaims beneficial ownership of such shares.

(4)	According to the Schedule 13G/A jointly filed on February 14, 2006 by Copper Beech Capital Advisors LLC (“Advisors”), Copper Beech Capital Management, Inc. (“Management”) and Frank R. DeSantis, Jr., Mr. DeSantis is the managing member of Advisors and the President of Management. In such capacities, Mr. DeSantis shares voting and dispositive power with Advisors over the 950,076 shares of common stock directly owned by Advisors and with Management over the 1,001,251 shares of common stock beneficially owned by Management. As a result, pursuant to Rule 13d-3, Mr. DeSantis may be deemed the beneficial owner of (i) the 950,076 shares of common stock beneficially owned by Advisors, and (ii) the 1,001,251 shares of common stock beneficially owned by Management, which, in the aggregate, constitute approximately 8.6% of Encore’s outstanding shares of common stock.
(5)	According to a Schedule 13G filed with the SEC on February 14, 2006 by Schroder Investment Management North America Inc. (“Schroder North America”) and Schroder Investment Management Limited (“Schroder Limited”), Schroder North America has sole voting and dispositive power with respect to 1,445,800 shares, and Schroder Limited has sole voting and dispositive power with respect to 4,200 shares.
(6)	According to a Schedule 13G filed with the SEC on February 14, 2006 by CNH CA Master Account, L.P. and CNH Partners, LLC, such entities share voting and dispositive power with respect to convertible senior notes that are convertible into 1,216,565 shares of our common stock.
(7)	According to the Schedule 13D filed on March 21, 2006 and referenced in footnote three above, Mr. May beneficially owns 15,000 shares of common stock that he acquired through a brokerage transaction and has sole voting and dispositive power over such shares. As a result of a voting agreement, Mr. May and Mr. Peltz may be deemed to beneficially own approximately 45.1% of the voting power of the outstanding Class A common stock and Class B common stock of Triarc, and thus Mr. May shares voting and dispositive power with Triarc and Mr. Peltz over the 977,156 shares of common stock beneficially owned by Triarc. As a result, pursuant to Rule 13d-3, Mr. May may be deemed the beneficial owner of (i) the 977,156 shares of common stock beneficially owned by Triarc, and (ii) the 15,000 shares of common stock owned directly by Mr. May, which, in the aggregate, constitute approximately 4.4% of Encore’s outstanding shares of common stock. Mr. May disclaims beneficial ownership of all such shares other than the 15,000 shares of common stock that he owns directly.
(8)	According to the Schedule 13D filed on March 21, 2006 and referenced in footnote three above, Triarc may be deemed the beneficial owner of 977,156 shares of common stock, including (i) 875,881 shares of common stock directly owned by Madison West; and (ii) 101,275 shares of common stock directly owned by Triarc. The aggregate holdings of Triarc constitute approximately 4.3% of Encore’s outstanding shares of common stock. Triarc shares with Madison West, Mr. Peltz and Mr. May voting and dispositive power over the 875,881 shares of common stock beneficially owned by Madison West and shares with Mr. Peltz and Mr. May voting and dispositive power over the 101,275 shares of common stock directly owned by Triarc.
(9)	According to the Schedule 13D filed on March 21, 2006 and referenced in footnote three above, Madison West may be deemed the beneficial owner of 875,881 shares of common stock, which constitute approximately 3.9% of Encore’s outstanding shares of common stock. Madison West shares with Triarc, Mr. Peltz and Mr. May voting and dispositive power over the 875,881 shares of common stock beneficially owned by Madison West.
(10)	Consists of 100,000 shares held by Mr. Gregory as trustee of a trust for his benefit, 100 shares held by a daughter who shares Mr. Gregory’s household, and 373,333 shares issuable upon exercise of vested stock options.
(11)	Consists of 111,090 shares held directly and 25,000 shares issuable upon exercise of vested stock options.
(12)	Consists of 18,616 shares held directly and 225,000 shares issuable upon exercise of vested stock options.
(13)	Consists of 373,889 shares issuable upon exercise of vested stock options.
(14)	Consists of 74,838 shares issuable upon exercise of vested stock options.
(15)	Consists of 46,667 shares issuable upon exercise of vested stock options.
(16)	Consists of 50,000 shares issuable upon exercise of vested stock options.
(17)	Consists of 25,000 shares issuable upon exercise of vested stock options
(18)	Excludes the 977,156 shares beneficially owned by Triarc. See footnote (8) above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table gives information about our existing equity compensation plans as of December 31, 2005.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,726,778	$9.99	1,020,543

Total	2,726,778	$9.99	1,020,543

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during the year ended December 31, 2005 or written representations by the reporting persons, we believe that with respect to the fiscal year ended December 31, 2005 all of the reporting persons complied with all applicable filing requirements.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Encore filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Encore specifically incorporates this Report into such other filing.

Management is responsible for Encore’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Encore’s independent registered public accounting firm is responsible for auditing those consolidated financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of Encore and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on Encore’s consolidated financial statements.

In accordance with our written charter, we assist the Board in oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Encore. The Audit Committee is composed of three members, each of whom has been determined by the Board to be an independent director, as independence is defined by the listing standards of The NASDAQ Stock Market. BDO Seidman, LLP, Encore’s independent registered public accounting firm, have unrestricted access to the Audit Committee. The Audit Committee may invite other board members to attend audit committee meetings based upon their expertise, familiarity with the company and its industry and other factors.

In performing our oversight function, we reviewed Encore’s audited consolidated financial statements for the fiscal year ended December 31, 2005 and met with both management and BDO Seidman, LLP to discuss those consolidated financial statements. As noted above, management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have received from and discussed with BDO Seidman, LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We also have considered whether the independent registered public accounting firm’s provision of non-audit services to Encore is compatible with the auditors’ independence from Encore and have determined that their provision of such non-audit services does not adversely impact their independence. We also discussed with BDO Seidman, LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 89 and No. 90, and, with and without management present, discussed and reviewed the results of BDO Seidman, LLP’s audit of: (i) Encore’s consolidated financial statements; (ii) management’s assessment of the effectiveness of internal control over financial reporting; and (iii) the effectiveness of internal control over financial reporting.

Based on these reviews and discussions, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described above and in the Audit Committee’s written charter, the Audit Committee recommended to the Board that Encore’s audited consolidated financial statements be included in Encore’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

We received periodic updates provided by management and BDO Seidman, LLP at each scheduled audit committee meeting regarding the evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. At the conclusion of the process, management provided us with and we reviewed a report on the effectiveness of Encore’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC, as well as BDO Seidman, LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements; (ii) management’s assessment of the effectiveness of internal control over financial reporting; and (iii) the effectiveness of internal control over financial reporting. We continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2006.

Richard A. Mandell, Chairman

Eric D. Kogan

Alexander Lemond

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

We have selected BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and we are submitting our selection of BDO Seidman, LLP for ratification by stockholders at the annual meeting. BDO Seidman, LLP began auditing Encore’s consolidated financial statements with the fiscal year ended December 31, 2001.

Stockholder ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm is not required. If the stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in the best interests of Encore and its stockholders.

The Board of Directors recommends a vote FOR the ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We expect representatives of BDO Seidman, LLP to be present at the annual meeting and they will be given an opportunity to make a statement and to respond to questions regarding BDO Seidman, LLP’s audit of our consolidated financial statements and records for the fiscal year ended December 31, 2005.

Audit and Non-Audit Fees

We incurred the following fees payable to BDO Seidman, LLP for services provided in 2005 and 2004, including those attributable to the audit of our 2005 and 2004 consolidated financial statements (in thousands):

	2005		2004
Audit Fees	$637	(1)	$754	(3)
Audit-Related Fees	404	(2)	90
Tax Fees	1		263
All Other Fees	—		—

Total	$1,042		$1,107

(1)	Includes $203,225 relating to the audit of our 2005 consolidated financial statements included in our Annual Report of Form 10-K and $90,000 relating to the reviews of our 2005 quarterly consolidated financials statements included in our Quarterly Reports on Form 10-Q. Also includes $84,705 associated with the review of SEC forms and filings, and attendance at shareholder and Audit Committee meetings. In 2005, audit fees also include fees for professional services rendered for the audit of: (i) management’s assessment of the effectiveness of internal control over financial reporting; and (ii) the effectiveness of internal control over financial reporting.
(2)	Includes fees related to consulting associated with our acquisitions and financing during the year as well as out of pocket expenses.
(3)	Includes $200,000 relating to the audit of our 2004 consolidated financial statements included in our Annual Report on Form 10-K and $94,000 relating to the reviews of our 2004 quarterly consolidated financials statements included in our Quarterly Reports on Form 10-Q. Also includes $93,000 for services provided in conjunction with our January 2005 secondary public offering on Form S-3. In 2004, audit fees also includes fees for professional services rendered for the audit of: (i) management’s assessment of the effectiveness of internal control over financial reporting; and (ii) the effectiveness of internal control over financial reporting.

Audit Fees

Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for an audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, assistance with and review of documents filed with the SEC and audit and consulting fees associated with the implementation and testing of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees

Audit-related fees are assurance related services that traditionally are performed by the independent accountant, such as: employee benefit plan audits; due diligence related to mergers and acquisitions; internal control reviews; attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Tax Fees

Tax fees include corporate, international and employee benefit services, in addition to expatriate related services.

Approval of Independent Registered Public Accounting Firm Services and Fees

As noted in the Audit Committee Report (see page 26), the Audit Committee has considered whether the provision of services by BDO Seidman, LLP that were not related to the audit of our consolidated financial statements referred to above and to the reviews of the interim financial statements included in our Forms 10-Q is compatible with maintaining BDO Seidman, LLP’s independence.

The Audit Committee has adopted a policy requiring pre-approval of all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to Encore and any of its affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis. The Audit Committee may delegate pre-approval authority to one or more of its members if the aggregate estimated fees for such services will not exceed $50,000 for any applicable fiscal year. The member to whom such authority is delegated must report any pre-approval granted to the Audit Committee at its next scheduled meeting.

In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the services were not recognized by Encore at the time of engagement to be non-audit services; (2) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by Encore to the independent registered public accounting firm during a fiscal year; (3) the services promptly are brought to the attention of the Audit Committee; and (4) the approval is given prior to the completion of the audit. The Chief Financial Officer is responsible for bringing to the attention of the Audit Committee any such services that were not pre-approved because they were not recognized by Encore at the time of engagement to be non-audit services.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” stockholder proposals for the 2007 annual meeting must be received at our principal executive offices by January 3, 2007, to be considered for inclusion in our proxy materials relating to such meeting.

If you wish to nominate directors or bring other business before the stockholders at the 2007 annual meeting of stockholders:

•	You must be a stockholder of record at the time of giving notice and be entitled to vote at the meeting of stockholders to which the notice relates;

•	You must notify us in writing between February 5, 2007 and March 7, 2007; and

•	Your notice must contain the specific information required in our Bylaws. Our Bylaws require that there be furnished to Encore written notice with respect to the nomination of a person for election as a director, as well as the submission of a proposal, at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be. A copy of the applicable Bylaws may be obtained, without charge, upon written request to the Secretary of Encore at its principal executive offices in San Diego, California.

We may disregard a nomination or other proposal if it does not comply with the above procedure and any additional requirements set forth in our Bylaws. Please note that these requirements relate only to the matters that you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement. Pursuant to SEC Rule 14a-4, if we do not receive proper notice of any such stockholder proposal, proxies may be voted in the discretion of the Board of Directors with respect to any stockholder proposal or other matter that is nonetheless brought before the 2007 annual meeting of stockholders.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

J. Brandon Black President and Chief Executive Officer

May 3, 2006

PROXY

ENCORE CAPITAL GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders to be held on June 5, 2006 and the proxy statement and appoints J. Brandon Black and Paul Grinberg, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Encore Capital Group, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Encore to be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122 on Monday, June 5, 2006 at 1:00 p.m., and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS

ENCORE CAPITAL GROUP, INC.

JUNE 5, 2006

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the date before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided. IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN YOUR EXECUTED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark the “EXCEPTIONS” box, and fill in the circle next to each nominee you wish to withhold, as shown here: •

• BARRY R. BARKLEY • J. BRANDON BLACK • RAYMOND FLEMING • CARL C. GREGORY, III • ERIC D. KOGAN • ALEXANDER LEMOND • RICHARD A. MANDELL • PETER W. MAY	FOR all nominees listed below WITHHOLD AUTHORITY to vote for all nominees EXCEPTIONS	☐ ☐ ☐

2.	RATIFICATION OF SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED ABOVE AND FOR PROPOSAL 2. THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THIS PROXY ALSO CONFERS DISCRETIONIONARY AUTHORITY TO VOTE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at such meeting or at any adjournment thereof.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) as it (they) appear on certificate)

Date:	Signature of Stockholder:	Date:	Signature of Stockholder:

Note:	Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by the President or another authorized officer. If a partnership, please sign in the partnership name by an authorized person.